Exhibit 99.(i)

Three Bryant Park 1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

January 30, 2024

The Marsico Investment Fund

1200 17th Street

Suite 1700

Denver, Colorado 80202

Re:      The Marsico Investment Fund

Ladies and Gentlemen:

We have acted as counsel for The Marsico Investment Fund (“Registrant”), a statutory trust duly organized and validly existing under the laws of the state of Delaware, in connection with Post-Effective Amendment No. 57 under the Investment Company Act of 1940, as amended, to the Registrant’s registration statement on Form N-1A relating to the Registrant, and Post-Effective Amendment No. 54 under the Securities Act of 1933, as amended (“Securities Act”), to the Registrant’s registration statement on Form N-1A relating to the issuance and sale by the Registrant of an indefinite number of shares of beneficial interest of the Registrant (collectively, the “Registration Statement”).

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Registrant’s Declaration of Trust and its By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the shares proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registrant’s Registration Statement to be dated on or about January 31, 2024, and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP